PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-89355
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                             [HOLDRS BIOTECH LOGO]



                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                              Share         Primary
                       Name of Company                         Ticker        Amounts    Trading Market
    ---------------------------------------------------  ----------------  -----------  --------------
    Affymetrix, Inc.                                            AFFX            4           NASDAQ
    Alkermes, Inc.                                              ALKS            4           NASDAQ
    Amgen Inc.                                                  AMGN          64.48         NASDAQ
    Applera Corporation--Applied Biosystems Group*               ABI            18           NYSE
    Applera Corporation--Celera Genomics Group*                  CRA             4           NYSE
    Biogen IDEC Inc.                                            BIIB          26.95         NASDAQ
    Chiron Corporation                                          CHIR           16           NASDAQ
    Enzon Pharmaceuticals, Inc.                                 ENZN            3           NASDAQ
    Genentech, Inc.                                             DNA            88            NYSE
    Genzyme Corporation                                         GENZ           14           NASDAQ
    Gilead Sciences, Inc.                                       GILD           32           NASDAQ
    Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
    ICOS Corporation                                            ICOS            4           NASDAQ
    MedImmune, Inc.                                             MEDI           15           NASDAQ
    Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
    QLT Inc.                                                    QLTI            5           NASDAQ
    Sepracor Inc.                                               SEPR            6           NASDAQ
    Shire p.l.c.                                               SHPGY         6.8271         NASDAQ

    * The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.